Exhibit 99(b)

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Amendment No. 2 to the Registration Statement of Bank of America Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Bank of America Corporation and FleetBoston Financial Corporation, which is part of the Registration Statement, of our opinion dated October 26, 2003 appearing as Appendix E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Morgan Stanley Provided an Opinion to the FleetBoston Board of Directors that the Exchange Ratio was Fair from a Financial Point of View to Holders of FleetBoston Common Stock,” “The Merger—Background of the Merger,” “The Merger—FleetBoston’s Reasons for the Merger; Recommendation of the Merger by the FleetBoston Board of Directors,” and “The Merger—Opinion of Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ KIRK R. WILSON

New York, New York

January 30, 2004